Exhibit (h)(vii)(b)

EXHIBIT A

EXPENSE CAPS

	ANNUAL TOTAL FUND OPERATING EXPENSES
FUND/SERIES NAME	(as a percentage of average daily net assets)

	Class A	Class B	Class C	Class I	Class Z
SunAmerica Equity Funds
SunAmerica International Equity Fund (R)[1]	1.90%	2.55%	2.55%	1.80%	N/A
SunAmerica Value Fund (R)	1.63%	2.28%	2.28%	N/A	1.06%
SunAmerica International Small-Cap Fund (R)	1.90%	2.55%	2.55%	N/A	N/A

SunAmerica Series, Inc.
Focused Large-Cap Growth Portfolio (R)	—[2]	—[2]	—[2]	N/A	N/A
Focused Growth Portfolio (R)	1.72%	2.37%	2.37%	N/A	N/A
Focused Small-Cap Growth Portfolio (R)	1.72%	2.37%	2.37%	1.33%	N/A
SunAmerica Strategic Value Portfolio (R)	1.72%	2.37%	2.37%	N/A	N/A
Focused Small-Cap Value Portfolio (R)	1.72%	2.37%	2.37%	N/A	N/A
Focused Dividend Strategy Portfolio (R)	—[2,4]	—[2,4]	—[2,4]	N/A	N/A
Focused Growth and Income Portfolio (R)	1.72%	2.37%	2.37%	1.32%	N/A
Focused Technology Portfolio (R)	1.88%	2.53%	2.53%	N/A	N/A
Focused StarALPHA Portfolio (R)	1.72%	N/A	2.37%	N/A	N/A

EXHIBIT A

EXPENSE CAPS

	ANNUAL TOTAL FUND OPERATING EXPENSES
FUND/SERIES NAME	(as a percentage of average daily net assets)

	Class A	Class B	Class C	Class I	Class Z
SunAmerica Income Funds
SunAmerica U.S. Government Securities Funds (R)	0.99%	1.64%	1.64%	N/A	N/A
SunAmerica GNMA Fund (R)	0.99%	1.64%	1.64%	N/A	N/A
SunAmerica Strategic Bond Fund	1.40%	2.05%	2.05%	N/A	N/A
SunAmerica High Yield Bond Fund	1.36%	2.01%	2.01%	N/A	N/A
SunAmerica Tax Exempt Insured Fund	—[2]	—[2]	—[2]	N/A	N/A

SunAmerica Money Market Funds, Inc.
SunAmerica Money Market Fund	—[2]	—[2]	—[2]	0.80%	N/A
SunAmerica Municipal Money Market Fund	0.95%	1.70%	1.70%	N/A	N/A

SunAmerica Senior Floating Rate Fund, Inc.	1.45%	N/A	1.75%	N/A	N/A

SunAmerica Specialty Series
2015 High Watermark Fund (R)	1.40%	N/A	2.05%	0.93%	N/A
2020 High Watermark Fund (R)	1.65%	N/A	2.30%	1.18%	N/A
SunAmerica Alternative Strategies Fund (R)[3]	1.72%	N/A	2.37%	N/A	1.52% (Class W)
SunAmerica Global Trends Fund (R)[3]	1.85%	N/A	2.50%	N/A	1.65% (Class W)
SunAmerica Focused Alpha Growth Fund (R)	1.72%	N/A	2.37%	N/A	1.52% (Class W)
SunAmerica Focused Alpha Large-Cap Fund (R)	1.72%	N/A	2.37%	N/A	1.52% (Class W)

[1]	(R) indicates that this series is subject to the recoupment provisions set forth in paragraph 3 of the Expense Limitation Agreement.
[2]	— indicates no expense cap in effect for the class.
[3]

Notwithstanding anything to the contrary in this Expense Limitation Agreement, the fees and expenses associated with the Fund’s investment in SunAmerica a wholly-owned Cayman subsidiary of the Fund, will be included in determining the amount of “annual fund operating expenses” for purposes of calculating the expense cap hereunder, even though such fees and expenses may be disclosed in the Fund’s registration statement as “acquired fund” fees and expenses.

[4]

This series is subject to the recoupment provision set forth in paragraph 3 of the Expense Limitation Agreement until February 28, 2013 at the prior expense caps of 0.95%, 1.60% and 1.60% for classes A, B and C, respectively.

As amended:    January 22, 2007; March 6, 2007; December 10, 2007; August 26, 2008; January 25, 2010, February 28, 2011, March 1, 2011, August 24, 2011 and September 16, 2011.